UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) July 14, 2026

BAYFIRST FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Florida	001-41068	59-3665079
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

700 Central Avenue		33701
St. Petersburg, Florida		(Zip Code)
(Address of principal executive offices)
(727) 440-6848
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:
Title of each class registered	Trading Symbol(s)	Name of exchange on which registered
Common Stock	BAFN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1933 (§240.12b-2 of this chapter)
Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.
BayFirst Financial Corp. (the “Company”) has completed and quantified the impact of the asset resolution plan adopted in accordance with the transactions contemplated by the Stock Purchase Agreement dated April 28, 2026. The nature, scope, and potential impact of the asset resolution plan were discussed in the Company’s Form 8-K and the exhibits incorporated therein, filed with the Securities and Exchange Commission on April 30, 2026.
The asset resolution plan includes the identification of specific loans within the Company’s government guaranteed loan portfolio, as well as adjustments to the net amount expected to be collected on over 7,000 unguaranteed SBA 7(a) small balance loans. These adjustments impact loans measured at amortized cost in accordance with ASC 326 and loans measured at fair value in accordance with ASC 825. These adjustments amount to $37.0 million.
Furthermore, the Company will book an impairment of $1.5 million on a non-marketable equity investment in a firm who was a partner with the Company’s former SBA 7(a) lending business and will also write down by $1.6 million the unamortized premiums on the Company’s portfolio of purchased fully guaranteed USDA loans which are at risk of default or early prepayment.
These items will be included in the Company’s second quarter earnings and financial reports. The Company will release second quarter earnings after the close of markets on Thursday July 30, 2026.
Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit
Report or Completed Interim Review.
During this process, management also identified $2.8 million of deferred origination costs and $2.1 million of accrued interest as of March 31, 2026, related to loans which had defaulted or placed into non-accrual status in prior periods, which resulted in a material understatement of provision expense and overstatement of net interest income during the effected quarterly periods in which the errors accumulated in 2024, 2025, and the first quarter of 2026.
These misstatements have resulted in corrections to the Company’s results of operations for the periods of 2024, 2025, and the first quarter of 2026. Specifically, the previously reported: (i) 2024 net income of $12.6 million will be restated to a net income of $11.4 million; (ii) 2025 net loss of $22.9 million will be restated to a net loss of $24.2 million; and (iii) first quarter 2026 net loss of $5.7 million will be restated to a net loss of $5.9 million.
As a result of management’s review, on July 14, 2026, Company management recommended to the Audit Committee of the Board of Directors, and the Audit Committee agreed, that the Company’s consolidated financial statements as of and for the years ended December 31, 2024, and December 31, 2025, and the quarter ended March 31, 2026, should be restated, and the previously issued consolidated financial statements, and the related audit reports from its independent registered public accounting firm for such periods, should no longer be relied on. In addition, investors should no longer rely upon earnings releases, press releases, investor presentations and other communications that cover any period during these periods.
Accordingly, the Company will file amendments to its 2025 Form 10-K restating the years ended December 31, 2025 and 2024, and to its first quarter 2026 Form 10-Q restating that period. The Company expects to file these amendments by August 12, 2026. For the quarters in 2025, those will be restated comparatively as the Form 10-Q for the corresponding quarter in 2026 is filed.
Further, the Company is undertaking a recovery analysis of incentive-based compensation received by Company executive officers during the relevant recovery period pursuant to 17 CFR Section 240.10D-1(b). In addition, the Company is evaluating whether the matters discussed above will result in the identification of material weaknesses in the Company’s internal control over financial reporting. If such weaknesses are identified, they will also be disclosed in the amended filings.
Management and the Audit Committee have discussed the matters disclosed herein with Forvis Mazars, LLP, the Company’s independent registered public accounting firm.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Name	Filed Herewith
99.1	BayFirst Financial Corp. Press Release dated July 15, 2026	*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)	*
The information in this report (including the exhibits) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAYFIRST FINANCIAL CORP.

Date:	July 15, 2026

By:	/s/ Scott J. McKim
Scott J. McKim
Chief Financial Officer